Exhibit 10.3.03
EDGIO, INC.
AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN
NOTICE OF GRANT OF
PERFORMANCE-BASED RESTRICTED STOCK UNITS

Unless otherwise defined herein, the terms defined in the Edgio, Inc. Amended and Restated 2007 Equity Incentive Plan (as amended from time to time, the “Plan”) will have the same defined meanings in this Notice of Grant of Performance-based Restricted Stock Units (the “Notice of Grant”) and the Terms and Conditions of Performance-Based Restricted Stock Unit Grant, attached hereto as Exhibit A (together the “Award Agreement”).
Participant:
Address:
Participant has been granted the right to receive an Award of Restricted Stock Units, subject to the terms and conditions of the Plan and this Award Agreement, as follows:
Grant Number:
Date of Grant:
Target Number of Restricted Stock Units:
Performance Period: January 1, 2023 to December 31, 2023
Vesting Schedule:
The total number of Restricted Stock Units that may be credited to Participant (if any) shall be based upon the Company’s achievement of the Performance Goal during the Performance Period specified above, as set forth in Exhibit B attached hereto and incorporated herein by reference, as determined and certified by the Committee following the end of the Performance Period. Participant shall be entitled to 1/3rd of any such credited Restricted Stock Units (rounded to the nearest whole share based on Fidelity’s automated vesting methodology) on the Determination Date; provided, that Participant continues to be a Service Provider through the last day of the Performance Period and subject to any acceleration of vesting provisions contained in the Plan or this Award Agreement. For the remaining 2/3rd of such credited Restricted Stock Units, 50% (rounded down to the nearest whole share) shall vest on December 31, 2024 and 50% (which shall include the sum of any fractional amounts from the prior vesting dates) shall vest on December 31, 2025, in each case subject to Participant continuing to be a Service Provider through such dates and subject to any acceleration provisions contained in the Plan or this Award Agreement. “Determination Date” shall mean the date, following the end of the Performance Period (or on the last day of the CIC Performance Period, as applicable), on which the Committee determines or certifies, as applicable, the level of attainment of the Performance Goal achieved during the Performance Period (or the CIC Performance Period, as applicable); provided, that the Determination Date shall in no event be later than two and one-half months after the end of the Performance Period (or CIC Performance Period, as applicable).
Subject to any acceleration of vesting provisions contained in the Plan or this Award Agreement, all Restricted Stock Units not yet vested upon Participant’s termination as a Service Provider for any reason shall automatically be forfeited as of the date of such termination; provided, that for the avoidance of doubt, Participant shall be deemed vested in 1/3 of any credited Restricted Stock Units if he or she remains as a Service Provider through the last day of

Exhibit 10.3.03
the Performance Period. All Restricted Stock Units not credited following the Determination Date (or end of the CIC Performance Period, as applicable), shall be forfeited as such Determination Date (or end of the CIC Performance Period, as applicable).
In the event that Participant is terminated as a Service Provider (i) without Cause, or (ii) due to death or Disability, or (iii) Participant resigns for Good Reason, then the number of Restricted Stock Units equal to the Pro-Rated Amount shall immediately become vested on the date of such termination and all other unvested Restricted Stock Units shall automatically be forfeited as of the date of such termination; provided, that if such termination occurs prior to the Determination Date, then Participant shall be entitled to the Pro-Rated Amount on the Determination Date (and not the date of such termination) (the “Termination Right”). The Termination Right shall be conditioned on the Participant’s execution of a release of claims and separation agreement with the Company (on the form provided to the Participant by the Company) that becomes effective and irrevocable within sixty (60) days following the date of such termination.
“Pro-Rated Amount” shall (A x B) – C, where
A = the number of credited Restricted Stock Units
B = fraction with the numerator equal to the number of days Participant was a Service Provider between January 1, 2023 and the date of Participant’s termination and the denominator equal to 1,095
    C = the number of credited Restricted Stock Units that have previously vested.
In no event can the Pro-Rated Amount be (x) greater than the number of credited Restricted Stock Units or (y) less than zero.
In the event of a Change in Control prior to the end of the Performance Period where the Restricted Stock Units will be assumed, continued or substituted by a successor or acquirer, the Company’s achievement of the Performance Goal shall be determined based on the performance period commencing on January 1, 2023 and ending on the date of such Change in Control (the “CIC Performance Period”) and the number of credited Restricted Stock Units shall be the greater of (i) the Target Number of Restricted Stock Units and (ii) the number of credited Restricted Stock Units as determined in accordance with Exhibit B and certified by the Committee on the Determination Date (i.e., the last day of the CIC Performance Period), subject in either case to Participant continuing as a Service Provider until the Change in Control and subject to any acceleration provisions contained in the Plan or this Award Agreement. 1/3 of such credited Restricted Stock Units shall vest at the end of the CIC Performance Period, subject to Participant continuing as a Service Provider until the end of the CIC Performance Period and subject to any acceleration of vesting provisions contained in the Plan or this Award Agreement. For the remaining 2/3rd of such credited Restricted Stock Units, 50% (rounded to the nearest whole share based on Fidelity’s automated vesting methodology) shall vest on December 31, 2024 and 50% (which shall include the sum of any fractional amounts from the prior vesting dates) shall vest on December 31, 2025, in each case subject to Participant continuing to be a Service Provider through such dates and subject to any acceleration provisions contained in the Plan or this Award Agreement.
Notwithstanding the foregoing, if Participant has entered into an employment agreement with the Company (as amended from time to time, the “Executive Agreement”), then in the event of a termination of Participant as a Service Provider without Cause or for Good Reason, in either case during the period commencing 3 months prior to a Change in Control and ending 12 months following the Change in Control, then subject to Participant’s execution of a release of claims and separation agreement with the Company (on the form provided to the Participant by the Company) that becomes effective and irrevocable within sixty (60) days following the date of

Exhibit 10.3.03
such termination, any credited Restricted Stock Units that are unvested and outstanding shall fully vest on the date of such termination (or Change in Control, if later).
In the event of a Change in Control prior to the end of the Performance Period where the Restricted Stock Units will not be assumed, continued or substituted by the successor or acquirer, the greater of (A) the Target Number of Restricted Stock Units and (B) the number of credited Restricted Stock Units as determined in accordance with Exhibit B and certified by the Committee following the end of the CIC Performance Period shall vest immediately prior to such Change in Control, subject in either case to Participant continuing as a Service Provider until the Change in Control.
In the event of a Change in Control on or after the end of the Performance Period, where the Restricted Stock Units will be assumed, continued or substituted by a successor or acquirer, the number of credited Restricted Stock Units shall continue to be subject to the same time-based vesting schedule as set forth above, subject to any acceleration provisions contained in the Plan or this Award Agreement.
Notwithstanding the foregoing, if Participant has entered into an Executive Agreement, then in the event of a termination of Participant as a Service Provider without Cause or for Good Reason, in either case during the period commencing 3 months prior to a Change in Control and ending 12 months following the Change in Control, then subject to Participant’s execution of a release of claims and separation agreement with the Company (on the form provided to the Participant by the Company) that becomes effective and irrevocable within sixty (60) days following the date of such termination, any credited Restricted Stock Units that are unvested and outstanding shall fully vest on the date of such termination (or Change in Control, if later).
In the event of a Change in Control on or after the end of the Performance Period where the Restricted Stock Units will not be assumed, continued or substituted by the successor or acquirer, any credited Restricted Stock Units that are unvested and outstanding shall vest immediately prior to such Change in Control.
The Administrator may at any time accelerate the vesting schedule specified herein.
In the event Participant has entered into an Executive Agreement and such Executive Agreement provides greater benefits than set forth in this Agreement, Participant shall be entitled to receive the benefits under the Executive Agreement in lieu of the benefits under this Agreement.

For purposes of this Agreement:
“Cause” shall have the meaning as set forth in Participant’s Executive Agreement. In the case that such Executive Agreement does not contain a definition of “Cause,” it shall mean (i) Participant’s dishonest statements or acts with respect to the Company or any affiliate of the Company, or any current or prospective customers, suppliers vendors or other third parties with which such entity does business; (ii) the Participant’s commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) Participant’s failure to perform his or her assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to Participant by the Company; (iv) Participant’s gross negligence, willful misconduct or insubordination with respect to the Company or any affiliate of the Company; or (v) Participant’s material violation of any provision of any agreement(s) between Participant and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions.

Exhibit 10.3.03
“Good Reason” shall have the meaning as set forth in Participant’s Executive Agreement. In the case that such Executive Agreement does not contain a definition of “Good Reason,” it shall mean any of the following, without Participant’s consent: (i) a material diminution in Participant’s base salary except for across-the-board salary reductions similarly affecting all or substantially all similarly situated employees of the Company or (ii) a change of more than 50 miles in the geographic location at which Participant provides services to the Company, so long as Participant provides at least 90 days’ notice to the Company following the initial occurrence of any such event and the Company fails to cure such event within 30 days thereafter.
By Participant’s signature and the signature of the Company’s representative below, Participant and the Company agree that this Award of Restricted Stock Units is granted under and governed by the terms and conditions of the Plan and this Award Agreement. Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Plan and Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Award Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated below.

Exhibit 10.3.03

PARTICIPANT

Signature    Date:

[PSU Signature Page – 2007 Plan - Executive]

Exhibit 10.3.03

EXHIBIT A
TERMS AND CONDITIONS OF PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT

1.Grant. The Company hereby grants to the Participant named in the Notice of Grant (the “Participant”) under the Plan an Award of the target number of Restricted Stock Units listed in the Notice of Grant, subject to all of the terms and conditions in this Award Agreement and the Plan, which is incorporated herein by reference. Subject to Section 20(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan will prevail.
2.Company’s Obligation to Pay. Each Restricted Stock Unit represents the right to receive a Share on the applicable vesting date. Unless and until the Restricted Stock Units vest in the manner set forth in Section 3 and Exhibit B, Participant will have no right to payment of any such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
3.Vesting of Restricted Stock Units. The Restricted Stock Units shall vest in accordance with the schedule set forth in the Notice of Grant.
4.Forfeiture upon Termination of Status as a Service Provider. Subject to Section 3, if any Restricted Stock Units have not vested as of the time of Participant’s termination as a Service Provider for any or no reason, such unvested Restricted Stock Units shall automatically and without notice terminate and be forfeited, and neither the Participant nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units.
5.Issuance of Shares. As soon as practicable following a vesting date (but in no event later than two and one-half months after the end of the year in which the vesting date occurs), the Company shall issue to the Participant the number of Shares equal to the aggregate number of Restricted Stock Units that have vested pursuant to the terms and conditions of this Award Agreement on such date and the Participant shall thereafter have all the rights of a stockholder of the Company with respect to such Shares. Notwithstanding anything in the Plan or this Award Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (a) Participant is a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (b) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant’s termination as a Service Provider, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of Participant’s termination as a Service Provider, unless the Participant dies following his or her termination as a Service Provider, in which case, the Restricted Stock Units will be paid in Shares to the Participant’s estate as soon as practicable following his or her death. It is the intent of this Award Agreement to comply with the requirements of Section 409A so that none of the Restricted Stock Units provided under this Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. For purposes of this Award Agreement, “Section 409A” means Section 409A of the Code, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

Exhibit 10.3.03
6.Death of Participant. Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
7.Withholding of Taxes. Notwithstanding any contrary provision of this Award Agreement, no certificate representing the Shares will be issued to Participant, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Participant with respect to the payment of income, employment and other taxes which the Company determines must be withheld with respect to such Shares. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit Participant to satisfy such tax withholding obligation, in whole or in part (without limitation) by (a) paying cash, (b) electing to have the Company withhold otherwise deliverable Shares having a Fair Market Value equal to the minimum amount required to be withheld, (c) delivering to the Company already vested and owned Shares having a Fair Market Value equal to the amount required to be withheld, or (d) selling a sufficient number of such Shares otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to satisfy any tax withholding obligations by reducing the number of Shares otherwise deliverable to Participant. If Participant fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time any applicable Restricted Stock Units otherwise are scheduled to vest pursuant to this Award Agreement, Participant will permanently forfeit such Restricted Stock Units and any right to receive Shares thereunder and the Restricted Stock Units will be returned to the Company at no cost to the Company.
8.Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant. After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
9.Section 409A of the Code. This Award Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.

10.No Obligation to Continue Service Relationship. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Award Agreement to continue the Participant as a Service Provider and neither the Plan nor this Award Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the Participant as a Service Provider at any time.
11.Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company at Edgio, Inc., 11811 N. Tatum Blvd, Suite 3031, Phoenix, Arizona 85028, or at such other address as the Company may hereafter designate in writing.
12.Grant is Not Transferable. Except to the limited extent provided in Section 6, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or

Exhibit 10.3.03
hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.
13.Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
14.Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any Shares will violate federal securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.
15.Plan Governs. This Award Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Award Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. Capitalized terms used and not defined in this Award Agreement will have the meaning set forth in the Plan and the Notice of Grant.
16.Administrator Authority. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.
17.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.
18.Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.
19.Modifications to the Agreement. This Award Agreement, the Plan and the applicable provisions of any employment agreement between the Company and Participant, if any, constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any

Exhibit 10.3.03
promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this Award of Restricted Stock Units.
20.Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received an Award of Restricted Stock Units under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.
21.Data Privacy Consent. In order to administer the Plan and this Award Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Award Agreement (the “Relevant Information”). By entering into this Award Agreement, the Participant (a) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (b) waives any privacy rights Participant may have with respect to the Relevant Information; (c) authorizes the Relevant Companies to store and transmit such information in electronic form; and (d) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Participant shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.
22.Governing Law. This Award Agreement will be governed by the laws of the State of Arizona, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award of Restricted Stock Units or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Arizona, and agree that such litigation will be conducted in the courts of Maricopa County, Arizona, or the federal courts for the United States for the District of Arizona, and no other courts, where this Award of Restricted Stock Units is made and/or to be performed.

Exhibit 10.3.03
EXHIBIT B

Performance Period Adjusted EBITDA Criteria

“Adjusted EBITDA” shall mean the non-GAAP financial metric referred to as Adjusted EBITDA as disclosed in the Company’s public filings for the applicable calendar year. In the event that subsequent to the date of this Award Agreement, the Company, any Subsidiary or any successor acquires or is acquired by any other company or business unit, the financial results of such acquired or acquiring company or business unit shall not be included in the definition of Adjusted EBITDA; provided, however, the Committee shall have the discretion to reset and/or modify performance targets. The determination of Adjusted EBITDA will be made excluding the impact of ASC 606.
“Performance Goal” means the performance goal applicable to the Restricted Stock Units, which consist of Adjusted EBITDA.
Determination of Performance and Credited Restricted Stock Units:
The number of Restricted Stock Units that shall be credited for a Performance Period (or CIC Performance Period, as applicable) shall be based on the Company’s achievement of the Performance Goal at the end of the Performance Period (or CIC Performance Period, as applicable), as determined by the Committee, as outlined below. The Performance Goal shall be weighted at 100% of the Q4 2023 Adjusted EBITDA target of $16 million.

If the Adjusted EBITDA is greater than $6 million but less than the $16 million then the Percentage of Credited Restricted Stock Units will be determined by linear interpolation based on the points in the table above. If the Adjusted EBITDA is greater than $16 million but less than $26 million, then the Percentage of Credited Restricted Stock Units will be determined by linear interpolation based on the points in the table above.
Notwithstanding anything herein to the contrary, in the event that the Adjusted EBITDA is below the $6 million, then the Percentage of Credited Restricted Stock Units will be 0% and, in the event,

Exhibit 10.3.03
the Adjusted EBITDA is greater than $26 million, then the Percentage of Credited Restricted Stock Units will not exceed 200%.